EXHIBIT 99.1

                               SPACE AGENCY, INC.


                          INDEX TO FINANCIAL STATEMENTS



                                                                           Page
Financial Statements                                                       ----

    Reports of Independent Certified Public Accountants                    F-22

    Balance Sheets                                                         F-24

    Statements of Operations                                               F-25

    Statements of Stockholders' Equity                                     F-26

    Statements of Cash Flows                                               F-27

    Notes to Financial Statements                                          F-28

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Shareholders of Space Agency, Inc.:

We have audited the accompanying balance sheet of Space Agency, Inc. (a Utah corporation) as of December 31, 1996, and the related statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Space Agency, Inc. as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP



Miami, Florida,
    February 14, 1997.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Shareholders of Space Agency, Inc.:

We have audited the accompanying balance sheet of Space Agency, Inc. (a Utah corporation) as of December 31, 1995, and the related statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Space Agency, Inc. as of December 31, 1995, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.


NIEVAARD, KOFOED & TERAN, P.C.




November 15, 1996,
    Salt Lake City, Utah.


                               SPACE AGENCY, INC.


                                 BALANCE SHEETS



                                                                                              DECEMBER 31,
                                                                                   ----------------------------------
                                                                                       1996                 1995
                                                                                   -------------        -------------
                                    ASSETS

CURRENT ASSETS:
    Cash and cash equivalents                                                      $     908,809        $   4,082,986
    Marketable securities                                                                 80,332              147,998
    Accounts receivable                                                                  172,732               40,743
    Advances and temporary deposits                                                            -               65,000
    Note receivable from related party                                                         -               13,530
    Preproduction costs                                                                  117,363              237,658
                                                                                   -------------        -------------
               Total current assets                                                    1,279,236            4,587,915

PROPERTY AND EQUIPMENT, net                                                              101,483               47,106
                                                                                   -------------        -------------

               Total assets                                                        $   1,380,719        $   4,635,021
                                                                                   =============        =============


                     LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
    Accounts payable                                                               $     292,092        $     321,944
    Advance ticket sales                                                                 844,373            3,612,204
                                                                                   -------------        -------------
               Total current liabilities                                               1,136,465            3,934,148
                                                                                   -------------        -------------

COMMITMENTS (Note 6)

STOCKHOLDERS' EQUITY:
    Common stock, $.50 par value; 50,000 shares authorized, 11,111 shares
        issued and outstanding in 1996 and 1995                                            5,556                5,556
    Additional paid-in capital                                                            15,444               15,444
    Retained earnings                                                                    223,254              679,873
                                                                                   -------------        -------------
               Total stockholders' equity                                                244,254              700,873
                                                                                   -------------        -------------

               Total liabilities and stockholders' equity                          $   1,380,719        $   4,635,021
                                                                                   =============        =============



                 The accompanying notes to financial statements
                  are an integral part of these balance sheets.


                               SPACE AGENCY, INC.


                            STATEMENTS OF OPERATIONS




                                                                             FOR THE YEAR ENDED DECEMBER 31,
                                                                   --------------------------------------------------
                                                                        1996              1995               1994
                                                                   --------------------------------------------------
REVENUES:
    Promotion                                                      $   24,525,872    $   10,737,410     $    7,015,339
    Other                                                                 214,878           238,470             97,780
                                                                   --------------    --------------     --------------
             Total revenues                                            24,740,750        10,975,880          7,113,119
                                                                   --------------    --------------     --------------

OPERATING EXPENSES:
    Promotion                                                          22,700,066         9,811,463          6,243,549
    Salaries, wages and benefits                                          693,145           593,331            406,674
    General and administrative                                            347,338           256,293            110,655
                                                                   --------------    --------------     --------------
             Total operating expenses                                  23,740,549        10,661,087          6,760,878
                                                                   --------------    --------------     --------------

             Income from operations                                     1,000,201           314,793            352,241
                                                                   --------------    --------------     --------------

OTHER INCOME (EXPENSE):
    Interest income                                                       167,753           201,608             49,980
    Interest expense                                                      (18,242)          (39,347)           -
    Loss on sale of investment                                                  -           (20,000)           -
    Loss on sale of asset                                                 -                 -                   (1,408)
                                                                   --------------    --------------     --------------
             Income before pro forma income taxes                       1,149,712           457,054            400,813

PRO FORMA INCOME TAXES                                                   (448,000)         (179,000)          (156,800)
                                                                   --------------    --------------     --------------
             Pro forma net income                                  $      701,712    $      278,054     $      244,013
                                                                   ==============    ==============     ==============





                 The accompanying notes to financial statements
                   are an integral part of these statements.


                               SPACE AGENCY, INC.


                       STATEMENTS OF STOCKHOLDERS' EQUITY




                                                                   ADDITIONAL
                                                  COMMON             PAID-IN            RETAINED
                                                   STOCK             CAPITAL            EARNINGS             TOTAL
                                                -----------        -----------        -----------         -----------

BALANCE, December 31, 1993                      $     5,556        $    15,444        $   232,006         $   253,006
    Distributions                                         -                  -            (55,000)            (55,000)
    Net income                                        -                  -                400,813             400,813
                                                -----------        -----------        -----------         -----------

BALANCE, December 31, 1994                            5,556             15,444            577,819             598,819
    Distributions                                         -                  -           (355,000)           (355,000)
    Net income                                        -                  -                457,054             457,054
                                                -----------        -----------        -----------         -----------

BALANCE, December 31, 1995                            5,556             15,444            679,873             700,873
    Distributions                                         -                  -         (1,606,331)         (1,606,331)
    Net income                                        -                  -              1,149,712           1,149,712
                                                -----------        -----------        -----------         -----------

BALANCE, December 31, 1996                      $     5,556        $    15,444        $   223,254         $   244,254
                                                ===========        ===========        ===========         ===========













                 The accompanying notes to financial statements
                   are an integral part of these statements.


                               SPACE AGENCY, INC.


                            STATEMENTS OF CASH FLOWS



                                                                               FOR THE YEAR ENDED DECEMBER 31,
                                                                     ----------------------------------------------------
                                                                          1996               1995               1994
                                                                     --------------     --------------     --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                                       $    1,149,712     $      457,054     $      400,813
    Adjustments to reconcile net income to net
      cash provided by (used in) operating activities-
         Depreciation and amortization                                       19,579             14,184             10,053
         Loss on sale of property and equipment                                   -                  -              1,408
         Loss on sale of investment                                               -             20,000                  -
         Changes in operating assets and liabilities:
              Accounts receivable                                          (131,989)             7,055            (40,194)
              Preproduction costs                                           120,295           (214,160)           255,769
              Advances and temporary deposits                                65,000             45,000           (110,000)
              Accounts payable                                              (29,852)           106,613             25,188
              Advance ticket sales                                       (2,767,831)         1,761,275            946,985
                                                                     --------------     --------------     --------------
             Net cash provided by (used in) operating activities         (1,575,086)         2,197,021          1,490,022
                                                                     --------------     --------------     --------------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of property and equipment                                      (73,956)           (15,865)           (15,280)
    Proceeds from sale of assets                                                  -              4,000              7,500
    Sale (purchase) of marketable securities                                 67,666            (78,096)           (69,902)
                                                                     --------------     --------------     --------------
             Net cash used in investing activities                           (6,290)           (89,961)           (77,682)
                                                                     --------------     --------------     --------------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Distributions                                                        (1,606,331)          (355,000)           (55,000)
    Principal received on note receivable                                    13,530              1,290                  -
                                                                     --------------     --------------     --------------
         Net cash used in financing activities                           (1,592,801)          (353,710)           (55,000)
                                                                     ---------------    --------------     --------------

         Net increase (decrease) in cash and cash equivalents            (3,174,177)         1,753,350          1,357,340

CASH AND CASH EQUIVALENTS, beginning of year                              4,082,986          2,329,636            972,296
                                                                     --------------     --------------    ---------------

CASH AND CASH EQUIVALENTS, end of year                               $      908,809     $    4,082,986     $    2,329,636
                                                                     ==============     ==============     ==============

SUPPLEMENTAL DISCLOSURE OF
    CASH FLOW INFORMATION:
      Cash paid during the year for:
         Interest                                                    $       18,242     $       39,347     $            -
                                                                     ==============     ==============     ==============












                 The accompanying notes to financial statements
                    are an integral part of these statements.

                               SPACE AGENCY, INC.


                          NOTES TO FINANCIAL STATEMENTS




(1) DESCRIPTION OF BUSINESS AND SUMMARY
    OF SIGNIFICANT ACCOUNTING POLICIES:
---------------------------------------

      NATURE OF OPERATIONS

Space Agency, Inc. (the "Company") promotes live theatrical entertainment. On December 31, 1996, the Company was acquired by Magicworks Entertainment Incorporated, an unaffiliated entity. In connection with the acquisition, all the Company's outstanding capital stock was exchanged for 1,320,001 shares of common stock of Magicworks. The acquisition has been accounted for using the pooling of interests method of accounting.

      CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash and investments in short-term highly liquid financial instruments, primarily time deposits and money market accounts, with original maturities of three months or less. Due to the short maturity period of the cash equivalents, the carrying amount of these instruments approximates their fair values. Included in cash and cash equivalents are interest bearing deposits of $835,536 and $3,735,202 at December 31, 1996 and 1995, respectively.

      PREPRODUCTION COSTS

Preproduction costs consist mainly of pre-opening advertising, printing and rental deposits incurred prior to the first performance of the theatrical productions. These costs are amortized over the terms of the respective shows, which range from 12 to 24 months.

      PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, less accumulated depreciation and amortization. Assets are depreciated using the straight-line method over the estimated useful lives of the assets or the lease terms if shorter as follows:

          Leasehold improvements                    Life of the lease
          Furniture and equipment                   5 to 7 years

Repairs of property and equipment and minor replacements and renewals are charged to maintenance expense, which is included in general and administrative expenses, as incurred.

      REVENUES

Revenues are recognized when earned, which is generally at the time of the theatrical performance or entertainment events. Cash received in advance of a performance is reflected as advance ticket sales in the accompanying balance sheets. Promotion revenues represent the Company's share of performance operating results where the Company serves as promoter.

Receivables include amounts due from shows which the Company acts as the promoter, advances to shows for start-up costs which will be repaid from profit distributions, and amounts due from theaters for ticket sales. The Company provides an allowance for losses on accounts receivable based on a monthly review of the outstanding receivables and evaluation of their collectibility. At December 31, 1996 and 1995, no allowances were recorded.

A substantial portion of the Company's revenues are derived from the promotion of live theater in Salt Lake City, Utah and Vancouver and Calgary, Canada. Changes in the entertainment preferences of the general populations could affect the Company's future revenues.

      INCOME TAXES

The Company has elected S Corporation status for Federal income tax reporting. Accordingly, the stockholders include their proportionate share of the Company's income in their respective tax returns.

Pro forma income taxes represent the estimated tax provision, at 39%, which would have been recorded had the Company been a taxable entity for all periods presented.

      USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      FAIR VALUE OF FINANCIAL INSTRUMENTS

As of December 31, 1996 and 1995, the carrying amount of accounts receivable, other current assets, accounts payable and accrued liabilities approximates fair value due to the short-term nature of these accounts.

      CONCENTRATIONS OF CREDIT RISK

The Company has no significant off balance sheet concentration of credit risk. The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents.

      NEW ACCOUNTING PRONOUNCEMENT

In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121"). The impact of adopting SFAS 121 in 1996 was immaterial.

(2)   MARKETABLE SECURITIES:
---------------------------------------

Marketable securities at December 31, 1996 and 1995, represent U.S. Treasury Bills with maturities of less than seven months. The U.S. Treasury Bills had an interest rate of 5.4% in 1996 and 4.75% in 1995. The treasury bills were valued at year-end by subtracting the amortized discount from their face value.

(3)   PROPERTY AND EQUIPMENT:

Property and equipment consists of the following at December 31:

                                                                     1996               1995
                                                                 -----------         -----------

          Leasehold improvements                                 $    55,133         $    17,732
          Furniture and equipment                                    111,782              75,227
                                                                 -----------         -----------
                                                                     166,915              92,959
                Less - Accumulated depreciation and
                   amortization                                       65,432              45,853
                                                                 -----------         -----------
                           Property and equipment, net           $   101,483         $    47,106
                                                                 ===========         ===========

(4)   EMPLOYEE BENEFIT PLANS:
---------------------------------------

The Company has a qualified profit sharing plan for the employees. Contributions to the plan are determined by the Board of Directors each year, and are limited to an amount not to exceed 15% of eligible compensation paid to participants for the year. Employees are eligible to participate in the plan after one year if they are over 21 and work at least 1,000 hours each year. The Company made contributions to the plan of $59,222, $53,408 and $35,983 in 1996, 1995 and 1994, respectively.

The Company does not currently provide any other post employment or retirement benefits.

(5)   RELATED PARTY TRANSACTIONS:
---------------------------------------

In the normal course of its business, the Company conducts business with certain stockholders and their respective affiliates. In the opinion of management, the transactions with related parties are equivalent to terms from unrelated parties.

The Company entered into a noncancelable operating lease for office space with a related stockholder. The Company is required to pay taxes, maintenance, insurance and utility costs. Payments under these leases totaled $31,000, $18,100 and $16,800 in 1996, 1995 and 1994, respectively. See Note 6 for a summary of future minimum commitments under this noncancelable operating lease.

In 1995, the Company had a note receivable from a related party at December 31, 1996 which bore interest at 5.5%, and was repaid in 1996.

(6)   COMMITMENTS:
---------------------------------------

      OPERATING LEASE

The Company leases office space from an affiliated entity under an operating lease agreement which extends through December 2000. The following is a schedule of approximate future minimum lease payments required under such noncancelable operating lease at December 31, 1996:

            YEAR ENDING DECEMBER 31,                      TOTAL
            ------------------------                   -----------

                    1997                               $    36,000
                    1998                                    36,000
                    1999                                    36,000
                    2000                                    36,000
                                                       -----------
                                                       $   144,000
                                                       ===========

         EMPLOYMENT AGREEMENTS

The Company has entered into employment agreements with key personnel that require future minimum payments as follows:

             YEAR ENDING DECEMBER 31,                     TOTAL
             ------------------------                  -----------
                        1997                           $   250,000
                        1998                               250,000
                        1999                               250,000
                                                       -----------
                                                       $   750,000
                                                       ===========